UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 8, 2017

ServisFirst Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36452	26-0734029
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2500 Woodcrest Place, Birmingham, Alabama		35209
(Address of principal executive offices)		(Zip Code)

(205) 949-0302

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act (§240.12b-2 of this chapter).

Emerging growth company [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [_]

Section 1 Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

The information contained in Item 2.03 of this Current Report on Form 8-K with respect to the Purchase Agreement is incorporated by reference into this Item 1.01.

Section 2 Financial Information

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 8, 2017, ServisFirst Bancshares, Inc. (“ServisFirst”) entered into a Note Purchase Agreement (the “Purchase Agreement”) with the purchasers signatory thereto providing for a private placement of $30 million in aggregate principal amount of 4.50% Subordinated Notes due November 8, 2027 (the “Notes”).

The Notes have been sold to accredited investors pursuant to an exemption from registration under the Securities Act of 1933, as amended. The Notes have not been and will not be registered under the Securities Act and may not be resold absent registration or an applicable exemption from registration under the Securities Act. The Notes are subordinate and junior in right of payment to the claims of all general creditors of ServisFirst and are intended to qualify as Tier 2 Capital under applicable rules and regulations of the Federal Reserve Board.

Interest on the Notes will accrue from November 8, 2017, and ServisFirst will pay interest semi-annually on June 30th and December 31st each year, beginning December 31, 2017, until the Notes mature. The Notes may not be prepaid by ServisFirst prior to November 8, 2022. From and after November 8, 2022, ServisFirst may prepay all or, from time to time, any part of the Notes at 100% of the principal amount (plus accrued interest) without penalty, subject to any requirement under Federal Reserve Board regulations to obtain prior approval from the Board of Governors of the Federal Reserve System before making any prepayment. The Notes may also be prepaid by ServisFirst at any time after the occurrence of an event that would preclude the Notes from being included in the Tier 2 Capital of ServisFirst.

The Purchase Agreement contains customary representations and warranties, events of default, and affirmative and negative covenants, including the requirement that, subject to certain limitations, ServisFirst restructure any portion of the Notes that ceases to be deemed Tier 2 Capital. Payment of the Notes may only be accelerated upon the occurrence of certain Events of Default (as defined in the Agreement) and then only if holders of more than 50% of the principal amount of the Notes outstanding at that time elect to accelerate payments. Any acceleration is subject to prior approval of the Board of Governors of the Federal Reserve System, to the extent such approval is required.

ServisFirst intends to use approximately $20.4 million of the net proceeds from the issuance of the Notes to redeem in full its 5.50% Subordinated Notes issued November 9, 2012, including interest accrued on such notes through the date of redemption, and the remaining proceeds for general corporate purposes.

In the ordinary course of business, certain of the purchasers signatory to the Purchase Agreement (directly or through affiliates) have engaged, and may in the future engage, in commercial banking or correspondent banking services with or through ServisFirst’s subsidiary bank, ServisFirst Bank, for which they have in the past and may in the future receive customary compensation.

The preceding description of the material terms of the Purchase Agreement is qualified in its entirety by the full text of the Purchase Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 4.1. In the event of any discrepancy between the preceding description and the text of the Purchase Agreement, the text of the Purchase Agreement shall control.

Item 9.01 – Financial Statements and Exhibits.

(a)                 Not applicable

(b)                 Not applicable

(c)                 Not applicable

(d)                 Exhibits. The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Description

4.1	Note Purchase Agreement, dated November 8, 2017, between ServisFirst Bancshares, Inc. and certain accredited investors [filed herewith]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVISFIRST BANCSHARES, INC.

/s/ Thomas A. Broughton, III
Dated: November 9, 2017	By: Thomas A. Broughton, III
Chief Executive Officer